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                                                                   Exhibit 10.42

EXECUTION COPY



                         COMMON STOCK PURCHASE AGREEMENT

                                     between

                               i-STAT CORPORATION

                                       and

                               ABBOTT LABORATORIES

                                   dated as of

                                 August 3, 1998
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                         COMMON STOCK PURCHASE AGREEMENT


         THIS COMMON STOCK PURCHASE AGREEMENT (the "Agreement") is made as of August 3, 1998, between i-STAT Corporation, a Delaware corporation (the "Company"), and Abbott Laboratories, an Illinois corporation ("Purchaser").

                                    ARTICLE I
                              SALE OF COMMON STOCK

         1.1 Sale and Issuance of Common Stock. Subject to the terms and conditions in this Agreement, the Company will issue and sell to Purchaser, and Purchaser will purchase from the Company, at the Closing (as defined in Section 1.2), 2,000,000 shares (the "Shares") of Common Stock, $0.15 par value, of the Company (the "Common Stock") at a purchase price (the "Purchase Price") of $11.35 per share, for a total Purchase Price of $22,700,000. The number of Shares and the Purchase Price per Share are subject to appropriate adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization or other similar event which may occur prior to the Closing (as defined below).

         1.2 Closing Dates. The closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, New York, New York at 10:00 a.m., as soon as practicable, but in any event no later than the fifth Business Day (as defined in Section 10.1) following expiration or early termination of all waiting periods imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and satisfaction (or waiver, if permissible) of all other closing conditions set forth in Articles IV and V of this Agreement, or at such other time and place upon which the Company and Purchaser shall mutually agree (the date of the Closing is hereinafter referred to as the "Closing Date").

         1.3 Delivery of Shares; Payment of Purchase Price. At the Closing, the Company will deliver to Purchaser a certificate or certificates representing the Shares purchased by Purchaser against payment of the Purchase Price therefor by wire transfer at the Closing of immediately available funds to the account or accounts specified by the Company in writing at least two Business Days prior to the Closing Date.

         1.4 Legend. The certificate or certificates evidencing the Shares shall be subject to a legend restricting transfer under the Securities Act of 1933, as amended (the "Securities Act"), and referring to restrictions on transfer and rights of first refusal herein, such legend to be substantially as follows:

                  (a) "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities law. Such shares may not be sold or transferred in the absence of such registration or an opinion of counsel reasonably satisfactory to the Company as to the availability of an exemption from registration."
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                  (b)      "The shares represented by this certificate are
                           subject to restrictions on transfer, including any sale, pledge or other hypothecation, and rights of first refusal set forth in a Stock Purchase Agreement dated August 3, 1998 between the Company and Purchaser, a copy of which is on file at the Company's principal executive offices."

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as follows:

         2.1 Organization, Standing and Power.

                  (a) Each of the Company and the Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each of the Company and the Company Subsidiary is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except for such failures, if any, to be so qualified and in good standing, which either individually or in the aggregate would not have a "Material Adverse Effect" (as hereinafter defined) on the Company. Material Adverse Effect when used in connection with any entity means any change or effect that is materially adverse to the business, financial condition, results of operations, properties, assets or liabilities of such entity taken as a whole. Except as set forth on Schedule 2.1(a), the Company has no direct or indirect equity interest in or loans to any partnership, corporation, joint venture, business association or other entity. The Company has delivered to Purchaser complete and correct copies of the Certificate of Incorporation and Bylaws, or similar charter documents, of the Company and the Company Subsidiary, in each case as amended to the date hereof and will furnish to Purchaser true and correct copies of any amendments thereto through the term of this Agreement.

                  (b) Except for the Company Subsidiary, which is wholly-owned by the Company, the Company has no Subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

         2.2 Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 7,000,000 shares of Preferred Stock, $.10 par value per share. Of the 7,000,000 shares of Preferred Stock authorized, 1,500,000 shares have been designated Series A Junior Participating Preferred Stock (the "Series A Stock") and 2,138,702 shares have been designated as Series B Preferred Stock (the "Series B Stock"). At July 31, 1998, there were 13,244,415 shares of Common Stock issued and outstanding, no shares of Series A Stock issued and outstanding, and 2,138,702 shares of Series B Stock issued and outstanding. All such issued and outstanding shares have been duly authorized and validly
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issued and are fully paid and non-assessable and no issued and outstanding shares are subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company may be bound. All outstanding shares of the Company's capital stock have been issued in compliance with applicable federal and state securities laws. The Company has reserved for issuance shares of Common Stock in connection with the following options and convertible securities: (i) 3,000,000 shares of Common Stock, reserved for issuance pursuant to the Company's 1985 Stock Option Plan, of which, at July 31, 1998, options to purchase 2,240,650 shares were outstanding and 234,036 shares remain available for issuance pursuant to options that may be granted under such Plan; (ii) 60,000 shares of Common Stock, reserved for issuance pursuant to the Company's 1994 Stock Award Plan, of which, at July 31, 1998, 2,600 shares remained available for future awards; (iii) 2,300,000 shares of Common Stock, reserved for issuance pursuant to the Company's 1998 Stock Option Plan, of which, at July 31, 1998, options to purchase 27,000 shares were outstanding and 2,273,000 shares remain available for issuance pursuant to options that may be granted under such Plan. 1,500,000 shares of the Series A Stock have been reserved for issuance pursuant to the Rights Agreement. Except as set forth on Schedule 2.2, there are no other options, warrants, conversion privileges or other contractual rights presently outstanding or in existence to purchase or otherwise acquire any authorized but unissued shares of the Company's capital stock or other securities or the capital stock or other securities of the Company Subsidiary.

         2.3      Authority.

                  (a) The Company has all requisite corporate power and authority to enter into this Agreement and each of the other Alliance Agreements, and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Alliance Agreements, and the authorization, sale, issuance and delivery of the Shares contemplated hereby, has been taken. This Agreement and each of the other Alliance Agreements when duly executed and delivered by the Company shall each constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. The issuance and sale of the Shares contemplated hereby will not give rise to any preemptive rights or rights of first refusal in existence as of the date hereof on behalf of any person pursuant to any provision of any agreement between the Company and any such person or the Company's Certificate of Incorporation or Bylaws.

         (b) The Shares have been duly authorized and, upon the issuance and delivery of the Shares and the payment of the Purchase Price therefor pursuant to this Agreement, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable, and Purchaser shall have good and marketable title to the Shares free of any liens or restrictions (unless created by the Purchaser or any of its Affiliates), other than restrictions expressly set forth in the Alliance
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Agreements (as defined in Section 10.1) or restrictions on transferability under applicable securities laws.

         2.4 No Conflict. Except as set forth on Schedule 2.4, and subject to compliance with the HSR Act and such filings as may be required pursuant to federal and state securities laws, the execution and delivery of each of the Alliance Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, or a loss of benefits under, any provision of the Certificate of Incorporation or Bylaws of the Company, or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets, (including, without limitation, any agreement with HP (as defined in Section 10.1) or FUSO Pharmaceutical Industries, Ltd.) the effect of which would have a Material Adverse Effect on the Company or restrict its power to perform its obligations as contemplated hereby.

         2.5 SEC Reports. All reports required to be filed by the Company since January 1, 1997 to the date of this Agreement under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), copies of which have been furnished to Purchaser (the "SEC Reports"), have been duly filed, were substantially in compliance with the requirements of their respective forms as of the dates at which the information was furnished, were complete and correct in all material respects as of their respective dates, and contained (as of such respective dates) no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports fairly present in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and the Company's consolidated results of operations and cash flows for the periods then ended. Except as reflected or reserved against in the consolidated balance sheet of the Company at March 31, 1998, the Company has no liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities incurred in the ordinary course of business since March 31, 1998 and liabilities which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         2.6 Absence of Changes. Except as and to the extent specifically disclosed in the SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 2.6 hereof, since March 31, 1998: (a) there has not been one or more events, occurrences or developments or state of circumstances or facts, particular to the Company, which individually or collectively has had or reasonably would be expected to result in a Material Adverse Effect on the Company; and (b) there has not been one or more breaches or defaults or events that have resulted, or which, with notice or lapse of time or both, would result in any breach or default under any material contract of the Company or the Company Subsidiary, except for any such breaches or defaults that individually or collectively would not reasonably be expected to have a Material Adverse Effect on the Company.
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         2.7 Governmental Consent, etc. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the execution and delivery of this Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby, except the filing of such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act, and the expiration or termination of any waiting periods thereunder and such filings as may be required to be made with the Securities and Exchange Commission (the "SEC"), the National Association of Securities Dealers (the "NASD"), and any state securities commission.

         2.8 Rights Agreement. The execution of this Agreement, the consummation of the transactions contemplated hereby and any future acquisitions or proposed acquisitions of shares of Common Stock by Purchaser or its Affiliates pursuant to and in conformance with the terms of this Agreement and the Standstill Agreement (as defined in Section 10.1) will not cause any adverse consequence to Purchaser or its Affiliates or the Company as a consequence of the Rights Agreement, including, without limitation, the occurrence of the Separation Time (as defined in the Rights Agreement) or any adjustment to the Exercise Price (as defined in the Rights Agreement). Without limiting the generality of the foregoing, the Company's Board of Directors has taken all necessary and appropriate action prior to the date of this agreement such that (a) Purchaser and its Affiliates collectively constitute a "Minority Investor" (as such term is defined in the Rights Agreement) and (b) the "Minority Percentage" (as such term is defined in the Rights Agreement) applicable to Purchaser and its Affiliates is twenty-five (25) percent.

         2.9 DGCL Section 203. Any transaction or series of transactions in which Purchaser or any of its Affiliates may become "interested stockholders" (as defined in Section 203 of the Delaware General Corporation Law) which transaction or series of transactions do not violate the terms of this Agreement or the Standstill Agreement are authorized and approved effective at the Closing by the Board of Directors of the Company for the purposes of Section 203 of the Delaware General Corporation Law.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

         3.1 Investment. Purchaser will acquire the Shares pursuant to this Agreement for investment for its own account, not as a nominee or agent, and not with a view or any present intention to, or for resale in connection with, any distribution thereof. Purchaser understands that the Shares and any other shares purchased by Purchaser from the Company pursuant to this Agreement have not been, and will not be, registered under the Securities Act or any state securities laws for sale to Purchaser by reason of a specific exemption from the registration provisions of the Securities Act and such state securities laws, which depends upon, among other things, the bona fide nature of Purchaser's investment intent and the accuracy of Purchaser's
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representations as expressed herein. Should Purchaser in the future decide to offer to dispose of any Shares, or any interest therein, it agrees to do so only in compliance with the Securities Act and such state securities laws, and this Agreement.

         3.2 Organization. Purchaser is a corporation duly organized and validly existing in good standing under the laws of the State of Illinois, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

         3.3 Authority. Purchaser has all requisite corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement, when duly executed and delivered by Purchaser, shall constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

         3.4 No Conflict. Subject to compliance with the HSR Act and such filings as may be required pursuant to federal and state securities laws, the execution and delivery of each of the Alliance Agreements does not, and the consummation of the transactions contemplated hereby will not, result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, or a loss of benefits under, any provision of the Certificate of Incorporation or Bylaws of Purchaser, or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser, its properties or assets, the effect of which would have a Material Adverse Effect on Purchaser or restrict its power to perform its obligations as contemplated hereby.

         3.5 Governmental Consents, etc. No consent, approval or authorization of, or designation, declaration or filing with any governmental authority on the part of Purchaser is required in connection with the valid execution and delivery of this Agreement, or the purchase of the Shares, or the consummation of any other transaction contemplated hereby, except the filing of such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act, and the expiration or termination of any waiting periods thereunder and such filings, as may be required to be made with the SEC, the NASD and any state securities commission.

         3.6 Investigation. The Company or its representatives have made available to Purchaser all documents and information that Purchaser has requested relating to its acquisition of the Shares. Purchaser has had a reasonable opportunity to discuss the Company's business, management and financial affairs with the Company's management and Purchaser has received satisfactory responses from management of the Company to Purchaser's inquiries.
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         3.7 Purchaser. Purchaser has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of its investment in the Shares. Purchaser is able to bear the economic risk of ownership of the Shares for an indefinite period of time.

                                   ARTICLE IV
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

                  Purchaser's obligation to purchase the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, unless waived in writing by Purchaser:

         4.1 Representations and Warranties Correct. The representations and warranties made by the Company in Article II hereof and in Section 14.5 of the Distribution Agreement shall be true and correct in all material respects when made and on the Closing Date with the same force and effect as if they had been made on and as of said date.

         4.2 Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

         4.3 Opinion of Counsel to the Company. Purchaser shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel to the Company, an opinion addressed to it, dated the Closing Date, in substantially the form of Exhibit A.

         4.4 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

         4.5 HSR Act. Both Purchaser and the Company shall have filed such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act. The applicable waiting periods under the HSR Act shall have expired or earlier been terminated without notice from such governmental agencies that additional inquiries are being made.

         4.6 No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting the purchase and sale of the Shares or requiring any consent or approval of any person which shall not have been obtained to issue the Shares.

         4.7 Compliance Certificate. The Company shall have delivered to the Purchaser a certificate, in substantially the form of Exhibit B, executed on behalf of the Company by the President of the Company, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 4.1 and 4.2.

         4.8 Alliance Agreements. (a) The Company shall have executed and delivered to Purchaser each of the Alliance Agreements; and
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                  (b) The "Closing" referred to in Section 1.22 of the
Distribution Agreement shall have occurred or shall be occurring simultaneously.

         4.9 Authorizing Resolutions. Purchaser shall have received a Secretary's Certificate certifying as to the resolutions adopted by the Company's Board of Directors approving this Agreement and the transactions contemplated hereby, including resolutions relating to Sections 2.8 and 2.9 hereof, in form and substance reasonably acceptable to Purchaser.

         The non-fulfillment of any of the foregoing conditions (whether or not the Closing occurs) shall not result in any liability to any party hereto unless such non-fulfillment is a result of a breach of this Agreement or any of the other Alliance Agreements by such party.

                                    ARTICLE V
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         The Company's obligation to sell and issue the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, unless waived in writing by the Company:

         5.1 Representations and Warranties Correct. The representations and warranties made by Purchaser in Article III hereof shall be true and correct in all material respects when made and on the Closing Date with the same force and effect as if they had been made on and as of said date.

         5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

         5.3 Opinion of Counsel to Purchaser. The Company shall have received from David S. Fishman, counsel to the Purchaser, an opinion addressed to it, dated the Closing Date, in substantially the form of Exhibit G.

         5.4 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

         5.5 HSR Act. Both Purchaser and the Company shall have filed such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act. The applicable waiting periods under the HSR Act shall have expired or earlier been terminated without notice from such governmental agencies that additional inquiries are being made.

         5.6 No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law rule or regulation prohibiting or restricting the purchase and sale of the Shares or requiring any consent or approval of any person which shall not have been obtained to issue the Shares.
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         5.7 Compliance Certificate. Purchaser shall have delivered to the
Company a certificate in substantially the form of Exhibit H, executed on behalf of Purchaser by an officer of Purchaser, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2.

         5.8 Alliance Agreements. (a) Purchaser shall have executed and delivered to the Company the Standstill Agreement, the Registration Rights Agreement, the Research Agreement and the Distribution Agreement (each as defined in Section 10.1); and

                  (b) The "Closing" referred to in Section 1.22 of the Distribution Agreement shall have occurred or shall be occurring simultaneously.

         The non-fulfillment of any of the foregoing conditions (whether or not the Closing occurs) shall not result in any liability to any party hereto unless such non-fulfillment is a result of a breach of this Agreement or any of the Alliance Agreements by such party.


                                   ARTICLE VI
                            COVENANTS OF THE COMPANY

         6.1 Attendance at Meetings of the Board of Directors.

                  (a) Nothing herein shall be deemed to confer upon Purchaser any contractual right to designate a member of the Company's Board of Directors. For so long as Purchaser holds shares of Voting Stock (as defined in Section 10.1) representing at least 10% of the then outstanding Total Voting Power of the Company (as defined in Section 10.1), the Company shall permit Purchaser to designate an employee of Purchaser, who shall be approved by the Company, such approval not to be unreasonably withheld or delayed, to have visitation rights to all proceedings and activities of the Company's Board of Directors (the "Attendance Right"). The Attendance Right shall not include the right to attend either (1) executive sessions (as defined in paragraph (c) below) of the Company's Board of Directors or (2) meetings of committees of the Company's Board of Directors.

                  (b) A reduction in Purchaser's percentage ownership of Voting Stock below 10% shall not cause the loss of Purchaser's Attendance Right under paragraph (a) above if the event causing the reduction is the sale or issuance by the Company of additional shares of Voting Stock resulting in dilution of Purchaser's percentage ownership level, and not a disposition by Purchaser of its Voting Stock; except, however, where such reduction is a result of Purchaser's failure to exercise its maintenance rights as provided in Article VIII.

                  (c) For purposes of this Section 6.1, an "executive session" shall mean those portions of Board of Directors meetings at which only members of the Board of Directors are permitted to be present, together with their invited counsel, advisors and executive officers of the Company. Purchaser shall cause its designee under paragraph (a) above to execute a confidential disclosure agreement with the Company mutually agreeable to the Company and Purchaser prior to attendance at any proceeding of the Company's Board of Directors. Except as provided in paragraph (d) below, the Company shall provide to Purchaser's representative all notices and materials at the same time as it provides the same to the members of the Board of Directors.

                  (d) Any designee of Purchaser shall be entitled, and the Company may require such designee, to excuse himself or herself from all discussions and deliberations of the Board of Directors of the Company (or any committee constituted by the Board) concerning competitors of Purchaser or relationships between the Company and Purchaser. Upon notice to Purchaser's designee, the Company may refrain from sending or providing to Purchaser, or Purchaser may refuse to receive, any information otherwise disseminated to the directors of the Company concerning competitors of Purchaser or relationships between the Company and Purchaser.

         6.2 Notice of Certain Transactions. From and after the Closing Date, in addition to any other notices required or permitted by this Agreement, the Company shall give Purchaser written notice within two (2) Business Days if any person or group of persons makes, announces an intention to make, or the Company otherwise receives, an Acquisition Proposal (as defined in Section 10.1). In addition, from and after the Closing Date, the Company shall give Purchaser written notice within two (2) Business Days of receipt by the Company of filing of (i) any notice under the HSR Act relating to an acquisition of assets or Voting Securities of the Company, (ii) any statement on Schedule 13D or Schedule 14D-1 (or any successor schedule to such schedules) under the Exchange Act relating to any Voting Stock, and (iii) any amendments to any of the foregoing, other than those filed by an Institutional Investor (as defined in Section 10.1). In its written notice to Purchaser, the Company shall disclose the material terms of such event, except that the Company need not disclose the name of the person making such Acquisition Proposal or filing. From and after the Closing Date, the Company shall also give Purchaser written notice of its engagement in negotiations with HP pursuant to Section 6.6(b) of the HP Purchase Agreement (as defined in Section 10.1) (which notice shall specify the date on which such negotiations commenced and the date on which the exclusive negotiation period under such Section 6.6(b) will expire) and, subject to any confidentiality restrictions to which the Company may be subject, shall notify Purchaser in writing of the occurrence of any material events with respect to any such negotiations during the 30-day exclusive negotiating period under such section.

         6.3 Rights Agreement. From and after the Closing Date:

                  (a) the Company will not amend, interpret or enforce the Rights Agreement, or adopt any new shareholder rights agreement or other similar arrangement, plan or measure, if such amendment, interpretation, enforcement or adoption would prohibit the ability of Purchaser to hold or acquire Beneficial Ownership of shares of Voting Stock which do not exceed 25% of the outstanding shares of Voting Stock; and

                  (b) if the Company amends or interprets the Rights Agreement (or any new shareholder rights agreement or other similar arrangement, plan or measure) to permit any person or persons (including HP) other than an Institutional Investor (as defined in the Rights Agreement) to acquire Beneficial Ownership of 25% or more of the outstanding shares of Voting

Stock without becoming an Acquiring Person (as defined in the Rights Agreement), then the Company shall also amend or interpret, as the case may be, the Rights Agreement to provide that Purchaser shall also be able to acquire Beneficial Ownership of the number of shares of Voting Stock necessary to reach the same percentage ownership position in the Company that such person or persons are permitted to reach without becoming an Acquiring Person.

         6.4 No Objection. Except as required by law, the Company shall not interpose any objection or take any legal action as a plaintiff in connection with the acquisition by Purchaser of such number of shares of Voting Stock as is permitted to be owned by Purchaser pursuant to and in conformance with this Agreement and the Standstill Agreement.

         6.5 Sale of Shares. The Company shall take such action as is reasonably necessary, subject to compliance with applicable law, to issue and sell to Purchaser the Shares and any additional shares of capital stock which Purchaser shall be entitled to purchase from the Company pursuant to and in conformance with this Agreement and the Standstill Agreement.

         6.6 HSR Act. The Company shall file such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act as promptly as practicable upon execution of this Agreement, shall promptly respond to any requests for additional information and shall cooperate fully with Purchaser with respect to compliance with the HSR Act.


                                   ARTICLE VII
                             COVENANTS OF PURCHASER

         7.1 Voting. From and after the Closing Date, Purchaser shall take such action as may be required so that all shares of Common Stock owned by Purchaser are voted in favor of nominees to the Board of Directors of the Company in accordance with the recommendation of the Board of Directors, provided that Purchaser shall not be so obligated if Purchaser, in its sole discretion, determines that doing so would be adverse to Purchaser's interest in the Company. Unless the Company otherwise consents in writing, Purchaser shall take such action as may be required so that all shares of Common Stock owned by Purchaser are voted in accordance with the recommendations of the Board of Directors on all other matters, other than Significant Events (as defined in Section 10.1 below), to be voted on by holders of Voting Stock; provided, however, that if Purchaser disagrees with the Board's recommendation as to any matter, the Voting Stock Beneficially Owned by Purchaser may be voted with respect to such matter in not less than the same proportion as the votes cast by all holders of Voting Stock (excluding Purchaser) with respect to such matter. With respect to Significant Events, (i) Purchaser may vote all shares of Voting Stock Beneficially Owned by Purchaser up to and including that number of shares representing 15% of the Total Voting Power of the Company (the "15% Threshold") as Purchaser determines in its sole discretion on any Significant Event presented to be voted on by the holders of Voting Stock, and (ii) Purchaser shall vote any shares of Voting Stock Beneficially Owned by Purchaser representing more than the 15% Threshold, at its election, either in accordance with the recommendations of the Board of Directors or in the same proportion as the votes cast by all holders of Voting Stock with respect to such matter.

         7.2 Acquisition of Stock. Subject to the rights and obligations of Purchaser set forth in the Standstill Agreement, Purchaser shall advise management of the Company as to Purchaser's general plans to increase by 1% or more its percentage interest in the Total Voting Power of the Company reasonably in advance of any such acquisitions. Purchaser shall advise management of the Company as promptly as practicable, but in no event later than seven (7) Business Days, following any acquisition by Purchaser of additional shares of Voting Stock representing increments of 1% or more of the Total Voting Power of the Company.

         7.3 Transfers of the Shares. (a) For so long as the Standstill Agreement is in effect, and subject to the provisions of the Standstill Agreement and Article IX hereof, except pursuant to an effective registration statement, Purchaser may not sell more than 200,000 Shares in any three (3) month period (a sale by Purchaser of a portion of the Shares which is permitted by this Section 7.3 but is not made pursuant to an effective registration statement shall be a "Permitted Sale"). In connection with any Permitted Sale, other than a Permitted Sale in connection with an acquisition of the Company or a tender or exchange offer for all of the Voting Stock, Purchaser agrees to use its best efforts to effect as wide a distribution as reasonably practicable, including, but not limited to, preventing any buyer from owning more than 5% (calculated from publicly available filings as of the time not more than five
(5) Business Days before the date of signing any definitive agreement relating to a Permitted Sale and, in the absence of any such filing, determined on the basis of the Purchaser's actual knowledge after due inquiry) of the Voting Stock.

                  (b) Purchaser agrees to take and hold the Shares subject to the provisions of federal and state securities laws. Purchaser agrees that prior to any Permitted Sale, it will obtain (i) a written opinion of Purchaser's legal counsel (who shall be reasonably acceptable to the Company) addressed to the Company and which shall be reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed Permitted Sale may be effected without registration under the Securities Act, (ii) a "no action" letter from the SEC to the effect that the proposed Permitted Sale of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, or (iii) such other showing that may be reasonably satisfactory to legal counsel to the Company. Each certificate representing shares of the Common Stock transferred as above provided shall bear a restrictive legend substantially as set forth in Section
1.4 above.

                  (c) Purchaser will cause any proposed transferee of Common Stock in a Permitted Sale, prior to such transfer, to agree, in a writing reasonably satisfactory to the Company, to take and hold such securities subject to the foregoing conditions.

         7.4 HSR Act. Purchaser shall file such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act as promptly as practicable upon execution of this Agreement, shall promptly respond to any requests for additional information and shall cooperate fully with the Company with respect to compliance with the HSR Act.

                                  ARTICLE VIII
                                RIGHT TO MAINTAIN

         For purposes of this Article VIII, the term "Maintenance Percentage" shall mean the percentage interest in Total Voting Power of the Company Beneficially Owned by Purchaser immediately prior to an issuance by the Company of any Voting Stock.

         8.1 Stock Plan Issuances. Notwithstanding the provisions of Section 8.2 below, Purchaser shall have no rights to purchase additional shares of Voting Stock from the Company to maintain the Maintenance Percentage if the percentage interest of Purchaser in the Total Voting Power of the Company is reduced as a result of an issuance after the date hereof by the Company of any Voting Stock (including any issuance resulting from the conversion or exercise of any security or other right to acquire Voting Stock) pursuant to the Company's present or future stock option, stock purchase or other stock plans or otherwise for compensatory purposes for the benefit of employees, directors, consultants or others.

         8.2 Other Issuances. From and after the Closing Date, in the event that the Company issues additional shares of Voting Stock (other than an issuance to which Section 8.1 applies) including, without limitation, in a public offering registered under the Securities Act, a private sale to a third party or in connection with a merger (other than any merger in which the holders of Voting Stock of the Company immediately prior to such merger will cease to Beneficially Own 50% or more of the outstanding voting stock of the surviving parent entity) or acquisition by the Company, including any issuance following conversion of any security convertible into or exchangeable for Voting Stock or upon exercise of any option, warrant or other right to acquire any Voting Stock, as a result of which issuance the percentage interest of Purchaser in the Total Voting Power of the Company is reduced below the Maintenance Percentage, then, subject to the rights and obligations of Purchaser set forth in the Standstill Agreement, Purchaser shall be entitled to purchase additional whole shares of Voting Stock from the Company as provided in this Section 8.2.

                  (a)      Negotiated Purchases.

                           (i) In the event that a person or group (the "Buyer") wishes to acquire any Voting Stock pursuant to a Negotiated Purchase (as defined in Section 10.1) (the "Negotiated Purchase Shares"), the Company shall notify Purchaser in writing (the "Company Notice") before entering into an agreement to sell Negotiated Purchase Shares. Purchaser shall notify the Company by written notice ("Purchaser's Notice") within thirty (30) calendar days after receipt of the Company's Notice (the "Reply Period") as to whether Purchaser desires to acquire additional shares of Voting Stock from the Company to maintain its percentage ownership at the Maintenance Percentage.

                           (ii) If Purchaser notifies the Company within the Reply Period that Purchaser desires to purchase additional shares directly from the Company, then Purchaser shall have the option to purchase from the Company such number of shares of

         Voting Stock as will cause Purchaser's percentage interest in the Total Voting Power of the Company to be maintained at the Maintenance Percentage. If Purchaser does not elect to participate in the Negotiated Purchase within the Reply Period, then Purchaser shall no longer have the right to acquire additional shares from the Company in connection with the Negotiated Purchase to which the notice referred.

                  (b) Public Offering. In the event of a proposed issuance of Voting Stock pursuant to a public offering registered under the Securities Act (a "Registered Offering"), the Company shall, not later than thirty (30) calendar days prior to the effective date of the registration statement for such Registered Offering, give written notice to Purchaser, which notice shall include the number of shares of Voting Stock which the Company believes Purchaser is entitled to acquire as a result of the Registered Offering (the "Public Issuance Notice"). Upon receipt of the Public Issuance Notice, Purchaser shall have fifteen (15) Business Days to notify the Company in writing (the "Registered Offering Reply Period") of its decision to acquire additional Voting Stock. If Purchaser elects to acquire additional Voting Stock within the Registered Offering Reply Period, then the Company shall be obligated to sell and Purchaser shall be obligated to purchase such Voting Stock concurrently with the Registered Offering that would result in Purchaser's retaining or achieving the Maintenance Percentage.

         8.3 Price. Purchaser must exercise its option as to all shares described in any notice that it gives to the Company under this Article VIII (provided that Purchaser is permitted to do so pursuant to the terms of this Agreement and the Standstill Agreement and that such exercise would not result in any adverse effects to Purchaser under the Rights Plan) or such option may not be exercised at all. If Purchaser exercises its option to purchase such shares from the Company pursuant to this Article VIII, the shares shall be sold to Purchaser at the price per share determined as follows:

                  (a) If the event giving rise to Purchaser's right is an issuance of Voting Stock upon conversion of any security convertible into or exchangeable for Voting Stock, or upon exercise of any option, warrant or right to acquire any Voting Stock, and is not treated under Section 8.3(b) or (c), the price shall be the lower of (i) the conversion price per share of Voting Stock set forth in the convertible security, option, warrant or right, and (ii) the Average Market Price per share of Common Stock determined as of the date of such conversion or exercise.

                  (b) If the event giving rise to Purchaser's rights is a sale or issuance of Voting Stock other than a Registered Offering for cash or property, including, without limitation, for securities or assets by way of a merger with or acquisition of another company, then such shares shall be purchased on the same terms as such shares were purchased from the Company by the Buyer. If the purchase price paid by the Buyer for Voting Stock sold by the Company includes any property or other form of consideration other than cash, the value of such property or other consideration included in such purchase price shall be jointly determined by the Company and Purchaser in good faith. If the Company and Purchaser cannot agree on the purchase price paid by the Buyer, then the parties hereby agree that the purchase price shall be deemed to be equal to the Average Market Price as of the date that the transactions contemplated by the Negotiated Purchase are publicly announced.

                  (c) If the event giving rise to Purchaser's rights is a Registered Offering, the price shall be the price per share at which the Common Stock is sold by the Company in the Registered Offering.

                  (d) In all other cases, the price shall be the Average Market Price per share of Common Stock determined as of the date of the issuance and sale of such Common Stock.

         8.4 Closing. The purchase and sale of any shares of Common Stock to be issued by the Company to Purchaser pursuant to this Article VIII shall take place at 10:00 a.m. not later than the fifth Business Day following the issuance of shares by the Company which gives rise to Purchaser's rights under this
Article VIII and the expiration or early termination of all waiting periods imposed on such sale by the HSR Act and the receipt of all other applicable regulatory approvals or, if no waiting period is imposed on such sale by the HSR Act, not later than the third Business Day following the issuance of shares by the Company which gives rise to Purchaser's rights under this Article VIII in compliance with applicable laws, rules and regulations, at the principal offices of the Company, or at such other time and place as the Company and Purchaser may agree. The purchase price shall be payable in cash by wire transfer of immediately available funds. The Company and Purchaser will use their reasonable efforts to comply with all federal and state laws, rules and regulations and requirements of the NASD and of any stock exchange applicable to any purchase and sale of shares of Voting Stock under this Article VIII. The issuance of such shares shall be subject to compliance with applicable laws, rules and regulations and requirements of any applicable stock exchange and the absence of any order in effect enjoining or restraining such exercise or issuance.

         8.5 Notice. Every three (3) months, the Company will provide, if requested by Purchaser, a statement from the Company of the number of shares of Voting Stock outstanding and the nature of any transaction resulting in any increase in the number of shares of Voting Stock outstanding from the number outstanding at the time of the immediately preceding statement and the number of shares of Common Stock which the Company believes Purchaser is entitled to acquire under this Article VIII at such time.

                                   ARTICLE IX
                      THE COMPANY'S RIGHT OF FIRST REFUSAL

         For so long as Purchaser or any of its Affiliates owns any Shares:

         9.1 Right of First Refusal. Prior to making any sale or transfer of the Shares (other than to any Affiliate of Purchaser), Purchaser shall give the Company the opportunity to purchase such Common Stock in the following manner:

                  (a) Purchaser shall give notice (the "Transfer Notice") to the Company in writing of such intention specifying the portion of the Shares proposed to be sold or transferred. If Purchaser (i) has received an offer from a third party with a proposed price per share, then Purchaser shall include in the Transfer Notice such price therefor and the other material terms upon which such disposition is proposed to be made, or (ii) if Purchaser has not received an offer from a third party with a proposed price per share and the other material terms upon which such disposition may be made, then Purchaser shall include in the Transfer Notice the price and other material terms in which it wishes to dispose of such Shares. The Company shall have the right exercisable by written notice (the "Company Notice") to Purchaser within twenty
(20) Business Days after receipt of the Transfer Notice, to elect to purchase all, but not less than all, of the Common Stock that Purchaser proposes to transfer at the price (the "Transfer Price") and on the other terms set forth in the Transfer Notice. For purposes of this Section 9.1, the "Transfer Price" may refer to a predetermined formula for calculating a price at the time of the closing of the disposition, which formula is based on the market price of the Common Stock over a given period ending on or prior to the closing date of the disposition.

                  (b) If the Company exercises its right of first refusal under
Section 9.1(a), the closing of the purchase of the Common Stock with respect to which such right has been exercised shall take place within thirty (30) calendar days after the date Purchaser receives the Company Notice, and the Company and Purchaser shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable efforts to secure any approvals required in connection therewith.

                  (c) If the Company does not exercise its right of first refusal hereunder within the time specified for such exercise or does not purchase the Common Stock within the time specified for such purchase, then Purchaser shall be free, during the period of ninety (90) calendar days following the expiration of such time for exercise or purchase, to sell the Common Stock specified in such Transfer Notice, at a price equal to or greater than the applicable Transfer Price and with other terms no less favorable to Purchaser than the terms set forth in the Transfer Notice. Such transferee of Purchaser shall acquire such Common Stock free from any of the provisions of this Agreement (other than Section 1.4, if applicable); provided, however, such Common Stock shall be subject to the provisions of the Registration Rights Agreement and any restrictions imposed under applicable securities laws.

                  (d) The Company's rights under this Section 9.1 shall terminate upon the termination of this Agreement by Purchaser or the Company in accordance with Section 11.1(a).

         9.2 Assignment of Rights. In the event that the Company elects to exercise a right of first refusal under this Article IX, the Company may specify, prior to closing such purchase, and upon not less than three (3) Business Days' prior notice to the Purchaser, one or more persons as its designee to purchase any portion of the Common Stock to which such notice relates. If the Company shall designate another person or persons as the purchaser(s) pursuant to this Section 9.2, the giving of notice of acceptance of the right of first refusal by the Company shall constitute a legally binding obligation of the Company to complete such purchase if any such designee shall fail to do so.

         9.3 Transfer of Shares to Affiliates. If Purchaser sells or transfers any of the Shares to any Affiliate of Purchaser, such Affiliate of Purchaser shall be subject to this Article IX with respect to such Shares to the same extent as Purchaser and Purchaser shall cause any such

Affiliate to comply with this Article IX.

                                    ARTICLE X
                                   DEFINITIONS

         10.1     Certain Definitions.  As used in this Agreement:

                  (a) The term "Acquisition Proposal" shall mean one or more of the following: (i) a third party (other than an Institutional Investor or HP) publicly discloses that it has acquired, or has the right to acquire Voting Stock of the Company and such acquisition will result in such third party Beneficially Owning 15% or more of the Total Voting Power of the Company; (ii) the Company executes a definitive agreement in principle with a third party which, if consummated, would result in the then current stockholders of the Company owning less than a majority of the Total Voting Power of the Company or its successor, or involving a sale of all or substantially all of the assets of the Company; (iii) a third party makes a tender offer or exchange offer to purchase the Company's Voting Stock to which the Company's response is to redeem the Rights Agreement, respond neutrally or respond favorably; or (iv) a third party solicits proxies with respect to the Company's Voting Stock in connection with, or participates in an "election contest" as such term is used in Rule 14a-11 of Regulation 14A of the Exchange Act, relating to the election of directors.

                  (b) The term "Affiliate", when used to indicate a relationship with a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

                  (c) The term "Alliance Agreements" means this Agreement, the Standstill Agreement, the Registration Rights Agreement, the Research Agreement and the Distribution Agreement.

                  (d) The term "Average Market Price" of any security at any date shall be the average of the closing prices for a share or other single unit of such security on the thirty (30) consecutive trading days ending on the trading date last preceding the date of determination of such price on the principal national securities exchange on which such security is listed, or, if such security is not listed on any national securities exchange, the average of the closing sales prices for a share of such security on the National Association of Securities Dealers Automated Quotation Systems ("NASDAQ") or, if such closing sales prices shall not be reported on NASDAQ, the average of the mean between the closing bid and asked prices of a share of such security in such case as reported by The Wall Street Journal, or, if such prices shall not be so reported, as the same shall be reported by the National Quotation Bureau Incorporated, or, in all other cases, the fair market value of such securities at such date as determined by a single nationally recognized investment banking firm jointly selected by the Company and Purchaser. For this purpose, the parties shall use all commercially reasonable efforts to cause any determination of such fair market value to be made within ten (10) Business Days after the date on which the value is to be measured. The determination of such fair market value by the investment banking firm selected in the manner set forth above shall be conclusive.

                  (e) The term "Beneficial Ownership" shall have the meaning contemplated by Rule 13d-3 promulgated under the Exchange Act.

                  (f) The term "Business Day" shall mean any day other than a day which is a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required to remain closed.

                  (g) "Company Subsidiary" shall mean i-STAT Canada Limited, a corporation organized under the laws of Canada.

                  (h) The term "Distribution Agreement" means the Marketing and Distribution Agreement in the form of Exhibit F to this Agreement.

                  (i) The term "group" shall have the meaning contemplated by
Section 13-3(d)(3) of the Exchange Act, and the rules and regulations promulgated thereunder.

                  (j) The term "HP" shall mean Hewlett-Packard Company, a Delaware corporation (as successor by merger to Hewlett-Packard Company, a California corporation).

                  (k) The term "HP Purchase Agreement" shall mean that certain Series B Preferred Stock Purchase Agreement dated as of June 23, 1995, between the Company and HP.

                  (l) The term "Negotiated Purchase" means a transaction between the Company and any person or group pursuant to which such person or group acquires from the Company (or has the right to acquire from the Company) Voting Stock or any securities convertible into or exchangeable for voting stock or any other right to acquire voting stock. Notwithstanding the foregoing, the term "Negotiated Purchase" shall not include (i) any agreement between the Company and any underwriter(s) in connection with a public offering, or (ii) issuances of Voting Stock pursuant to any present or future compensatory stock, stock purchase or option plan or other compensatory issuances to employees, directors, officers, consultants, or others.

                  (m) The term "person" shall mean any person, individual, corporation, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

                  (n) The term "Registration Rights Agreement" means the Registration Rights Agreement in the form of Exhibit C to this Agreement.

                  (o) The term "Research Agreement" means the Funded Research & Development and License Agreement in the form of Exhibit E to this Agreement.

                  (p) The term "Rights Agreement" means the Stockholder Protection Agreement dated as of June 26, 1995 between the Company and First Fidelity Bank, National

Association, as rights agent.

                  (q) The term "Significant Event" means any (i) proposed amendment to the Certificate of Incorporation or Bylaws of the Company that would be materially detrimental to the interest of Purchaser in the Company,
(ii) Acquisition Proposal, (iii) sale of the Company (by way of merger, disposition of all or substantially all assets or otherwise), (iv) recapitalization of the Company, (v) liquidation or dissolution of the Company,
(vi) transaction the effect of which is to cause the Voting Stock of the Company to be neither listed on any national securities exchange nor authorized to be quoted on any national inter-dealer quotation system or (vii) action which Purchaser, in its sole discretion, determines would be adverse to Purchaser's interest in the Company.

                  (r) The term "Standstill Agreement" means the Standstill Agreement in the form of Exhibit D to this Agreement.

                  (s) The term "Subsidiary" of a person means any corporation more than fifty percent (50%) of whose outstanding voting securities are, or any partnership, joint venture or other entity more than fifty percent (50%) of whose total equity interest is, directly or indirectly, owned by such person.

                  (t) The term "Total Voting Power of the Company" means the total number of votes which may be cast in the election of directors of the Company at any meeting of stockholders of the Company if all securities entitled to vote in the election of directors of the Company were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

                  (u) The term "Voting Stock" means the Common Stock, Preferred Stock and any other securities issued by the Company having the ordinary power to vote in the election of directors of the Company (other than securities having such power only upon the happening of a contingency).

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1     Termination of Agreement.

                  (a) The Company may terminate its obligation to perform or observe any of its covenants and agreements hereunder if Purchaser materially violates or fails to perform materially any of the covenants or agreements of Purchaser under this Agreement, and Purchaser may terminate its obligations to perform or observe any of its covenants and agreements hereunder if the Company materially violates or fails to perform materially any of the covenants or agreements of the Company under this Agreement; provided, however, the Company or Purchaser, as the case may be, may not terminate any of its obligations under this Agreement pursuant to this sentence unless it shall have delivered written notice of such default to the other party and such default shall not have been cured within thirty (30) calendar days after the delivery of such notice.

                  (b) This Agreement may be terminated, and the transactions contemplated abandoned, by either the Company or Purchaser by written notice to the other if the Closing does not occur on or before the date which is one hundred and thirty (130) days from the execution of this Agreement.

                  (c) This Agreement may be terminated by Purchaser or the Company at any time after the date that a permanent injunction or order by any governmental authority, including under the HSR Act, preventing consummation of the transactions contemplated by this Agreement has become final and non-appealable.

                  (d) This Agreement shall terminate if at any time after the date hereof, Purchaser beneficially owns less than one (1) million shares of Common Stock (as adjusted to give effect to any stock splits, reverse stock splits, stock dividends, recapitalizations or any similar transactions or events).

                  (e) Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 11.4 (to the extent such Section 11.4 has not been earlier terminated pursuant to its terms) shall survive the termination of this Agreement and the transactions contemplated herein for a period to last indefinitely.

         11.2 Reasonable Efforts. As long as the other party hereto is not in default of any material obligation under this Agreement, each of the Company and Purchaser shall use its reasonable efforts to take all actions required under the HSR Act and under any law, rule or regulation adopted subsequent to the date hereto in order that the respective agreements and covenants of the parties hereto may be carried out on a timely basis in the manner contemplated by this Agreement.

         11.3 Governing Law; Alternative Dispute Resolution. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its conflict of laws principles. The parties hereto agree that any disputes which may arise during the term of this Agreement which relate to either party's rights and/or obligations hereunder shall be resolved in accordance with the ADR provisions attached hereto as Exhibit I.

         11.4 Indemnification and Survival of Representations and Warranties.

                  (a) Subsequent to the Closing Date, the Company shall indemnify and hold harmless Purchaser from and against any liability, loss or damage, together with all reasonable costs or expenses related thereto, including reasonable attorney's fees and expenses but excluding consequential, indirect or similar types of damage not the direct result of the harm suffered or incurred (collectively, "Losses"), actually suffered or incurred by Purchaser to the extent such Losses arise out of or result from the untruth and inaccuracy of any of the representations and warranties of the Company contained in Section 2.3, Section 2.4 or Section

2.8 hereof.

                  (b) Subsequent to the Closing Date, Purchaser shall indemnify and hold harmless the Company from and against any Loss actually suffered or incurred by the Company and arising out of or resulting from the untruth and inaccuracy of any of the representations and warranties of Purchaser contained in Sections 3.1, 3.3, 3.6 or 3.7 hereof.

                  (c) No person shall be liable for any claim for indemnification under this Section 11.4 unless written notice of a claim for indemnification is delivered by the person seeking indemnification (the "Indemnitee") to the person from whom indemnification is sought (the "Indemnitor") with respect to breaches of the representation and warranties before the expiration of the applicable survival period and within 30 days after the Indemnitee has received notice or knowledge of the matter giving rise to such claim for indemnification. All notices given pursuant to this subsection
(c) shall set forth with reasonable specificity the basis for the claim for indemnification and the amount of Losses with respect to such claim. Failure of the Indemnitee to give notice within said 30-day period shall not be deemed a waiver of its rights under this Section 11.4 except to the extent such failure shall have actually prejudiced the Indemnitor or caused it to incur additional costs, expenses or liabilities.

                  (d) Promptly, and in any event within 30 days, after the assertion by any third party of any claim, demand or notice (a "Third Party Claim") against an Indemnitee that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification hereunder, such Indemnitee shall notify the Indemnitor of such Third Party Claim in writing. By written notice (the "Defense Notice") to the Indemnitee within 30 days after receipt by the Indemnitor of notice of the Third Party Claim (or sooner if such claim so requires), the Indemnitor shall notify the Indemnitee that the Indemnitor will conduct, at its own expense, the defense against the Third Party Claim in its own name or, if necessary, in the name of the Indemnitee. The Indemnitee, at its own expense, shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof; provided, however, that if (i) the Indemnitee shall have received an opinion of counsel reasonably acceptable to the Indemnitor to the effect that the interests of the Indemnitee and the Indemnitor with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties or (ii) the employment of such separate counsel has been specifically authorized in writing by the Indemnitor, the reasonable fees and expenses of such separate counsel shall be borne by the Indemnitor. If the Indemnitor shall fail to give the Defense Notice within such 30-day period (or such shorter period if such claim so requires), the Indemnitor shall be deemed to have elected not to conduct the defense of the subject claim. The party conducting the defense of any Third Party Claim shall use reasonable efforts to keep the other party appraised of all significant developments with respect thereto. No Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld; provided, however, that if such settlement involves the payment of money only and the Indemnitee is completely indemnified therefor the Indemnitee shall not be entitled to withhold its consent. The Indemnitee shall not settle any Third Party Claim that is being defended in good faith by the Indemnitor. Failure of the Indemnitee to give timely, complete or accurate notice as provided in this subsection (d) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged or prejudiced as a result of such failure to give timely notice.

                  (e) The amount of any Loss subject to indemnification under this Section 11.4 shall be calculated net of any amounts which have been previously recovered by the Indemnitee under insurance policies or other collateral sources (such as contractual indemnities of any person which are contained outside this Agreement). In the event any such amounts that may be recoverable under such insurance policies or other collateral sources are not received before any claim for indemnification is paid pursuant to this Section 11.4, then the Indemnitee shall, at its election, either pursue such insurance policies or collateral sources with reasonable diligence or assign all such rights to the Indemnitor. In the event any such recovery is received after any claim for indemnification is paid by the Indemnitor, the amount of such recovery shall be applied as follows: first, to reimburse the Indemnitee or the Indemnitor, as the case may be, for its out-of-pocket expenses (including reasonable attorneys' fees and expenses) expended in pursuing such recovery; second, to refund any payments made by the Indemnitor which would not have been so paid had such recovery been obtained prior to such payment; and third, any excess to the Indemnitee. If the Indemnitee either fails to pursue any such insurance policies or collateral sources with reasonable diligence or to assign all such rights to the Indemnitor, then the Indemnitor shall have the right of subrogation to pursue such insurance policies or collateral sources and may take any reasonable actions necessary to pursue such rights of subrogation in its name or the name of the party from whom subrogation is obtained. The Indemnitee shall cooperate with the Indemnitor in pursuing any such subrogation claim.

                  (f) The rights of the parties for indemnification relating to this Agreement and the transactions contemplated hereby shall be strictly limited to those contained in this Section 11.4, and such indemnification rights shall be the exclusive remedy available to the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or any of the other documents contemplated by this Agreement or arising in connection herewith or therewith. To the maximum extent permitted by law, Purchaser and the Company hereby waive, and shall cause their Affiliates to waive, all other rights and remedies with respect to any such matter.

                  (g) The representations and warranties contained in Articles II and III of this Agreement (other than those contained in Sections 2.3 and 2.8 and Sections 3.1, 3.3, 3.6 and 3.7 which shall survive indefinitely) shall not survive the Closing Date.

         11.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement may not be transferred or assigned by operation of law or otherwise without the prior written consent of the other party; except that Purchaser may assign this Agreement to any direct or indirect Subsidiary; provided, however, that no such assignment shall relieve or limit Purchaser's obligations hereunder; and provided, further, that Purchaser shall promptly notify the Company of any such assignment and provide the Company with copies of any instrument evidencing such assignment.

         11.6 Entire Agreement; Amendment. This Agreement, the other Alliance Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties relating to the subject matter hereof and thereof. Neither party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         11.7 Notices and Dates. Any notice or other communication given under this Agreement shall be sufficient if in writing and delivered by hand, by messenger or by courier, or transmitted by facsimile, to a party at its address set forth below (or at such other address as shall be designated for such purpose by such party in a written notice to the other party hereto):

                  (a)      if to the Company, to it at:

                           i-STAT Corporation
                           303A College Road East
                           Princeton, NJ 08540
                           Chief Financial Officer
                           Fax: (609) 243-0507

with a copy addressed as set forth above but to the attention of:

                           Paul, Hastings, Janofsky & Walker LLP
                           1055 Washington Boulevard
                           Stamford, CT 06901
                           Attention: Esteban A. Ferrer, Esq.
                           Fax: (203) 359-3031

                  (b)      if to Purchaser, to it at:

                           Abbott Laboratories
                           100 Abbott Park Road
                           Dept. 9RK; Bldg. AP6C
                           Abbott Park, IL 60064
                           Attention: Director, Technology Acquisitions,
                              Diagnostics Division
                           Fax: (847) 937-6951

with a copy addressed as set forth above but to the attention of:

                           Dept. 322; Bldg. AP6D

                           Attention: Divisional Vice President,
                                      Domestic Legal Operations
                           Fax: (847) 938-1206

         Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, by messenger or by courier, or upon confirmation of receipt if sent by facsimile.

         11.8 Further Assurances. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated thereby. Neither the Company nor Purchaser shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this Agreement, and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

         11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         11.10 Severability. If any provision of this Agreement is determined to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties. In any event, all of the other provisions shall be deemed valid and enforceable to the greatest possible extent.

         11.11 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such references shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement have been inserted for convenience of reference only and shall not be relied upon in construing this Agreement. Use of any gender herein to refer to any person shall be deemed to comprehend masculine, feminine, and neuter unless the context clearly requires otherwise.

         11.12 Public Statements. Each of Purchaser and the Company shall not, without the prior approval of the other party, make or cause to be made any press release or other public statement concerning the transactions contemplated by this Agreement or disclose any of the terms and conditions hereof, except as and only to the extent that any party hereto is advised by legal counsel to be so obligated by law or the regulations of any stock exchange or the NASD. The parties hereby acknowledge the Company's obligation, subject to Section 19.3 of the Distribution Agreement, to disclose the Alliance Agreements pursuant to the rules and regulations under the Exchange Act.

         11.13    Brokers.

                  (a) To the extent that the Company has engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement, all fees, commissions, and other payments owing to such person as a result of its or its employees participation, negotiations, or other actions taken in connection with this Agreement are the sole responsibility and obligation of the Company. The Company hereby agrees to indemnify and hold harmless Purchaser from and against all fees, commissions or other payments owing to any such person acting or claiming to act on behalf of the Company hereunder.

                  (b) Purchaser has not engaged, consented to or authorized any broker, finder or intermediary, to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. Purchaser hereby agrees to indemnify and hold harmless the Company from and against all fees, commissions or other payments owning to any such person or firm acting or claiming to act on behalf of Purchaser hereunder.

         11.14 Costs and Expenses. Each party hereto shall pay its own costs and expenses incurred in connection herewith, including the fees of its counsel, auditors and other representatives, whether or not the transactions contemplated herein are consummated.

         11.15 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.

         11.16 Specific Performance. Each party's obligations under this Agreement is unique. Because the breach by any party of the provisions of this Agreement would cause irreparable harm and significant injury that would be difficult to ascertain and would not be compensable by damages alone, the parties agree that each party will have the right to seek enforcement hereof by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies the party seeking enforcement may have.

         11.17 Mutual Drafting. This Agreement is the joint product of Purchaser and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Purchaser and the Company and their respective legal counsel and advisers and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

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
         IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by their respective representatives as of the date first above written.



                                        I-STAT CORPORATION


                                        By:      ___________________________
                                                 Name:
                                                 Title:


                                        ABBOTT LABORATORIES



                                        By:      ___________________________
                                                 Name:
                                                 Title: